OPTION SURRENDER AGREEMENT

This Option Surrender Agreement (this “Agreement”) is made as of March 31, 2017, by and between Clean Energy Renewable Fuels, LLC, a Delaware limited liability company (the “Company”), Clean Energy Fuels Corp. (the “Parent”), and _________________ (“Optionholder”). Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings set forth in the Asset Purchase Agreement, a copy of which has been delivered by the Company to Optionholder.
RECITALS
WHEREAS, the Company has entered into an Asset Purchase Agreement, dated as of February 27, 2017, by and among BP Products North America, Inc., a Delaware corporation, the Company, Clean Energy and BP Corporation North America, Inc. (the “Asset Purchase Agreement”);
WHEREAS, Optionholder is willing to surrender and agree to the termination of each option to purchase Class B Units of the Company pursuant to an agreement under Company’s 2013 Unit Option Plan (the “Options”) held by Optionholder upon the consummation of the Transaction in consideration of Optionholder’s right to receive certain payment(s), including a portion of any Earn Out Payments received by the Company as described in Section 1.3 of the Asset Purchase Agreement, subject to Optionholder’s execution of this Agreement; and
WHEREAS, upon the consummation of the Transaction, all Option(s) held by Optionholder will terminate.
NOW, THEREFORE, for and in consideration of the premises, the mutual promises, and the agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Optionholder, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.Options Held by Optionholder and Acceptance of Option Consideration. Optionholder acknowledges that as of the date hereof, he holds Option(s) to purchase a total of ____________ Class B Units of the Company, which are evidenced by an option agreement between Optionholder and the Company (the “Option Agreement(s)”). Optionholder is entitled to receive a number of shares of common stock of the Parent, issued pursuant to the Clean Energy Fuels Corp. 2016 Performance Incentive Plan, equal to (i) the amount, if any, by which (A) the pro-rata portion of the Purchase Price (as defined in the Asset Purchase Agreement and adjusted pursuant thereto) distributable by the Company in respect of each Unit exceeds (B) the exercise price of each such Option multiplied by the number of Class B Units subject to such Option assuming full acceleration of any vesting as of the Closing divided by (ii) the closing price of a share of common stock of the Parent on the date of issuance (with the result rounded down to the nearest whole number of shares of common stock of the Parent) (the “Option Consideration”). Parent shall withhold from such shares the number of shares having a fair market value equal to the amount sufficient to satisfy the minimum applicable tax withholding obligations and, in any case in which it would not result in additional accounting expense to the Parent, an amount in excess of the minimum statutory withholding amounts. The Option Consideration will be issued by the Parent within five business days following the Closing Date. The Optionholder will not receive any Option Consideration until this Agreement is executed and is received by the Company, together with any such other documents as the Company may require. Based on Optionholder’s ownership of Options, he is entitled to receive _____% of any Earn Out Payment actually paid to the Company pursuant to Section 1.3 of the Asset Purchase Agreement and paid in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(5)(iv) (the “Earn Out Consideration”). The Earn Out Consideration shall be issued as the number of shares of common stock of Parent, issued pursuant to the Clean Energy Fuels Corp. 2016 Performance Incentive Plan, equal to the Earn Out Consideration divided by the closing price of a share of common stock of the Parent on the date of issuance (with the result rounded down to the nearest whole number of shares of common stock of the Parent). Parent shall withhold from such shares the number of shares having a fair market value equal to the amount sufficient to satisfy the minimum applicable tax withholding obligations and, in any case in which it would not result in additional accounting expense to the Parent, an amount in excess of the minimum statutory withholding amounts. Exhibit A to this Agreement provides, with respect to each Option, as of the date hereof, the total number of Class B Units of the Company underlying such Option, the exercise price of such Option and the Option Consideration. Optionholder acknowledges that the information contained in Exhibit A is accurate and complete in all respects as of the date hereof.
2.Representations and Warranties of Optionholder. Optionholder represents and warrants as follows: (a) the Option(s) are the only options granted to Optionholder by the Company that are outstanding, or to which Optionholder is entitled, and Optionholder is the sole record and beneficial owner of such Options, free and clear of any encumbrance; (b) other than the Option Agreement(s), there are no agreements, arrangements or understandings, written or oral, granting Optionholder any Options, equity or other ownership interest in the Company or right to purchase or receive any of the foregoing; (c) the Optionholder has full legal right, power, and capacity to execute and deliver this Agreement and to perform the Optionholder’s obligations hereunder, without the consent of any third party; (d) this Agreement has been duly and validly executed and delivered by Optionholder and constitutes the legal, valid and binding obligation of Optionholder, enforceable against Optionholder in accordance with its terms; (e) the execution, delivery and performance of this Agreement by Optionholder and the consummation of the transactions contemplated hereby will not result in a breach of, or constitute a default under, or give rise to any right or cause of action under, any contractual obligations of Optionholder or any applicable law; (f) Optionholder has received a copy of the Asset Purchase Agreement and has had the opportunity to ask and receive answers to any questions concerning the Transaction from the Company; (g) none of the Company’s employees or agents, or any other person or entity has made any oral or written representation, inducement, promise or agreement to Optionholder in connection with the termination of the Options held by Optionholder or the other transactions contemplated hereby, other than as expressly set forth in this Agreement and (h) Optionholder has consulted with Optionholder’s own tax, investment and legal advisors with respect to the federal, state, local and foreign tax and securities consequences arising from the transactions contemplated hereby, and has relied solely on Optionholder’s own analysis and investigation and that of Optionholder’s advisors in determining whether to enter into this Agreement.

3.Treatment of Options and Acceptance of Option Consideration and Earn Out Consideration. Optionholder agrees that as of the Closing, any and all right, title and interest in and to the Option(s) held by Optionholder prior to the Closing, whether vested or unvested (and any and all rights in and to the Class B Units of the Company underlying such Option(s)), as evidenced by the Option Agreement(s) or otherwise, will be cancelled, terminated and extinguished and will be rendered null and void and of no further force and effect in exchange for the payment(s) described herein. Optionholder acknowledges and agrees that his or her receipt of the payment(s) described herein in exchange for surrender and cancellation of the Option(s) and the Option Agreement(s) will constitute full and complete payment with respect to the Option(s) and the Option Agreement(s).
4.Effectiveness. This Agreement shall become effective immediately prior to the Closing of the Transaction, contingent upon the completion of the Transaction. If the Transaction is not consummated, the Options will not be canceled, will remain in full force and effect pursuant to their terms (including vesting requirements without any acceleration), and will not be affected or modified in any respect. In the event that the Asset Purchase Agreement is terminated prior to the Closing for any reason, this Agreement will terminate and be of no further force or effect and Optionholder’s rights under the Options will remain subject to all of the provisions of the plan under which the Options were issued and the applicable option agreements between the Company and the Optionholder.
5.Indemnification of the Company. Subject to the terms of this Agreement, and except as provided in Section 6 below, Optionholder shall be liable and shall bear his or her “Pro Rata Share” (as defined below) of any liability (“Indemnifiable Liability”) that may be incurred by the Company as a result of any action or claim made against the Company in connection with the Asset Purchase Agreement, including, without limitation, pursuant to Section 7.2 of the Asset Purchase Agreement, arising by way of judgment, compromise, settlement or otherwise (an “Indemnity Claim”). “Pro Rata Share” means a fraction, the numerator of which is the number of Units of the Company which the Optionholder has the option to acquire immediately prior to the Closing and the denominator of which is the total number of Units of the Company on a fully diluted basis immediately prior to the Closing (assuming the exercise of all options); provided, however, that in no event will the maximum aggregate liability of Optionholder hereunder exceed the aggregate amount of distributions paid or payable to Optionholder by the Company hereunder. Any amount payable by Optionholder pursuant to this Section 5 shall be paid by Optionholder to the Company in immediately available funds within ten (10) days of receipt by Optionholder of notice hereunder given by the Company to the effect that Optionholder has become obligated to make a payment in respect of an Indemnity Claim pursuant to this Section 5.
6.Responsibility for Certain Indemnity Claims. Notwithstanding any provisions of the Asset Purchase Agreement or any other provision of this Agreement, Optionholder expressly agrees that it shall bear all liability for the payment of any Indemnity Claim relating to, arising or resulting from or otherwise attributable to actual fraud, gross negligence or criminal misconduct of Optionholder or the breach of any representation and/or warranty made by the Company under the Asset Purchase Agreement that Optionholder knew to be false at the time it was made, and no other Optionholder shall be required to contribute with respect to the foregoing. In no event will the maximum aggregate liability of Optionholder under this Section 6 exceed the aggregate amount of distributions paid or payable to Optionholder by the Company. Any amount payable by Optionholder pursuant to this Section 6 shall be paid by Optionholder to the Company in immediately available funds within ten (10) days of receipt by Optionholder of notice hereunder given by the Company to the effect that Optionholder has become obligated to make a payment in respect of an Indemnity Claim pursuant to this Section 6.
7.Other Agreements. Optionholder acknowledges and agrees that he has read the Asset Purchase Agreement and all exhibits or schedules thereto in their entirety, and agrees to be bound by the terms of the Asset Purchase Agreement as they may apply to Optionholder, including, without limitation, the provisions regarding resolution of claims by the Company set forth in Article 7 of the Asset Purchase Agreement.
8.Set-Off. Optionholder agrees that the Company shall have the right to withhold and set off against any amount otherwise due to be paid to Optionholder pursuant to this Agreement any amounts payable or owed to the Company or any of its affiliates by Optionholder hereunder or otherwise to the fullest extent not prohibited by law.
9.Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by electronic mail to the address set forth on the signature pages hereto if sent between 8:00 am and 5:00 pm recipient’s local time on a business day, or on the next business day if sent by electronic mail other than between 8:00 am and 5:00 pm recipient’s local time; (c) three (3) business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth on the signature pages hereto; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth on the signature pages hereto with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Agreement by giving the other party written notice of the new address in the manner set forth above.
10.Binding Effect and Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.
11.Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties.
12.Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

13.Entire Agreement. This Agreement contains the complete agreement between the parties hereto with respect to the subject matter hereof contemplated hereby and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.
14.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
15.Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
16.Mutual Drafting. This Agreement is the mutual product of the parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto, but according to the application of the rules of interpretation of contracts. Each party waives the application of any law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
17.Representation. Each party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.
18.Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be requested by the other party to effect the transactions contemplated by this Agreement.
19.Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which will constitute but one instrument. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic transmission (including documents in PDF format) will be effective as delivery of a manually executed counterpart hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Option Surrender Agreement as of the date first above written.

CLEAN ENERGY FUELS CORP. By: ____________________________________ Name: Title: Address: Email: CLEAN ENERGY RENEWABLE FUELS, LLC By: ____________________________________ Name: Title: Address: Email:
OPTIONHOLDER By: ____________________________________ Name: Address: Email:

Exhibit A

Number of Class B Units Underlying the Option	Exercise Price	Option Consideration